EXHIBIT 99.1

Applied Industrial Technologies Reports

Fiscal 2011 Second Quarter Results

•	100% Earnings Increase on 19% Sales Gain

•	Sales and Earnings Guidance Raised
CLEVELAND, OHIO (January 21, 2011) — Applied Industrial Technologies (NYSE: AIT) today reported second quarter fiscal 2011 sales and earnings for the three months ended December 31, 2010.
Net sales for the second quarter increased 18.7% to $529,517,000 from $446,253,000 in the comparable period a year ago. Net income for the quarter increased 102% to $21,193,000 or $0.49 per share compared to $10,487,000 or $0.24 per share last year.
For the six months ended December 31, 2010, sales were $1,057,018,000 compared to $883,996,000 in the same period last year. Net income was $41,948,000 or $0.97 per share compared to $21,674,000 or $0.51 per share, last year.
“We were once again pleased with the strength of our quarterly results, and with our ability to efficiently convert sales increases to proportionately higher levels of profitability,” said David L. Pugh, Applied’s Chairman & Chief Executive Officer. “Our strong performance is fueled by the recovering industrial economy and, in particular, exceptional results within those segments of our fluid power business that provide products and solutions for automation and machine control applications.
“We continue to execute the business fundamentals quite well with a focus on cost control and operational efficiency. We generated a second quarter operating margin of 6.2%, up from 4.2% in the same quarter a year ago, further demonstrating that we are actively managing our business with the increased pace of the economy. We also paid off the remainder of our existing debt, further improving our capacity to grow our business for the future.
“We believe that we will continue to see moderate growth in our daily sales run rates from the current levels throughout the remaining two quarters of our fiscal year. Based on the strength of our second quarter performance, we are raising our earnings guidance for the full fiscal year 2011 and now expect to achieve earnings of $1.90 to $2.10 per share compared to our previous forecast of $1.80 to $2.05 per share. We are raising the low end of our full-year sales guidance from $2.05 billion to $2.15 billion and maintaining our high end estimate of $2.25 billion.”

The Company did not repurchase any shares during the quarter. At December 31, 2010, the Company had remaining authorization to purchase 837,200 additional shares.
The Company will host its quarterly conference call for investors and analysts at 11 a.m. ET on January 21, 2011. To join the call, dial 1-800-774-6070 or 1-630-691-2753 (for International callers) using passcode 9629151. The call will be conducted by Chairman & CEO David Pugh, President & COO Benjamin Mondics, and CFO Mark Eisele. A live audio webcast can be accessed online at www.Applied.com. A replay of the call will be available for two weeks by dialing 1-888-843-7419 or 1-630-652-3042 (International) using passcode 9629151.
With approximately 470 facilities and 4,600 employee associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 4 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training, plus solutions to meet inventory and storeroom management needs that help provide enhanced value to its customers. For its fiscal year ended June 30, 2010, Applied posted sales of $1.89 billion. Applied can be visited on the Internet at http://www.applied.com.
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “see,” “expect,” “believe,” “will,” “guidance,” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.
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For investor relations information, contact Mark O. Eisele, Vice President — Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President — Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net Sales	$529,517	$446,253	$1,057,018	$883,996
Cost of sales	385,236	329,348	769,617	651,647

	144,281	116,905	287,401	232,349
Selling, distribution and administrative, including depreciation	111,225	98,002	219,454	195,805

Operating Income	33,056	18,903	67,947	36,544

Interest expense, net	458	1,333	1,582	2,547

Other expense (income), net	(421)	58	(764)	(245)

Income Before Income Taxes	33,019	17,512	67,129	34,242

Income Tax Expense	11,826	7,025	25,181	12,568

Net Income	$21,193	$10,487	$41,948	$21,674

Net Income Per Share — Basic	$0.50	$0.25	$0.99	$0.51

Net Income Per Share — Diluted	$0.49	$0.24	$0.97	$0.51

Average Shares Outstanding — Basic	42,411	42,298	42,391	42,287

Average Shares Outstanding — Diluted	43,298	42,830	43,217	42,793

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     (1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.
There were no material LIFO layer liquidation benefits recognized for the period ended December 31, 2010. During the quarter and six months ended December 31, 2009, the Company recorded a LIFO benefit as part of a LIFO layer liquidation, that reduced cost of goods sold by $1.8 million and $2.5 million, respectively, and reduced the LIFO reserve by the same amount. The overall effect of the LIFO layer liquidations during the quarter and six months ending December 31, 2009 increased gross profit by $5.7 million and $10.0 million respectively.
     (2) In July and August 2010, the Company completed two acquisitions for an aggregate cash purchase price of $32 million. UZ Engineered Products (UZ) is a distributor of industrial supply products for maintenance, repair, and operational needs, in the government and commercial sectors, throughout the US and Canada. SCS Supply Group, Inc. (SCS) is a distributor of bearings, power transmission, electrical, fluid power products and industrial supplies in Canada.
Results of operations for the acquired businesses are included in the Company’s Service Center Based Distribution segment results of operations from the date of closing.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	June 30,
	2010	2010

Assets
Cash and cash equivalents	$53,915	$175,777
Accounts receivable, net of allowances of $6,308 and $6,379	250,671	246,402
Inventories	194,991	173,253
Other current assets	29,392	23,428

Total current assets	528,969	618,860
Property, net	67,357	58,471
Intangibles, net	93,389	85,916
Goodwill	74,587	63,405
Other assets	65,328	64,868

Total Assets	$829,630	$891,520

Liabilities
Accounts payable	$86,957	$94,529
Short-term debt		75,000
Other accrued liabilities	85,183	101,803

Total current liabilities	172,140	271,332
Other liabilities	68,249	65,149

Total Liabilities	240,389	336,481

Shareholders’ Equity	589,241	555,039

Total Liabilities and Shareholders’ Equity	$829,630	$891,520

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Six Months Ended
	December 31,
	2010	2009

Cash Flows from Operating Activities
Net income	$41,948	$21,674
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,496	5,770
Amortization of intangibles	5,678	5,047
Amortization of stock options and appreciation rights	1,569	2,275
(Gain) loss on sale of property	(20)	(116)
Treasury shares contributed to employee benefit, deferred compensation and other share-based compensation plans	2,110	777
Changes in assets and liabilities, net of acquisitions	(37,934)	59,705
Other, net	1,119	531

Net Cash provided by Operating Activities	19,966	95,663

Cash Flows from Investing Activities
Property purchases	(13,804)	(2,951)
Proceeds from property sales	124	421
Net cash paid for acquisition of businesses, net of cash acquired	(27,739)	(100)

Net Cash used in Investing Activities	(41,419)	(2,630)

Cash Flows from Financing Activities
Repayments under revolving credit facility	(50,000)	(5,000)
Long-term debt repayments	(25,000)
Settlements of cross currency swap agreements	(12,752)
Dividends paid	(14,422)	(12,699)
Excess tax benefits from share-based compensation	778	251
Exercise of stock options and appreciation rights	338	205

Net Cash used in Financing Activities	(101,058)	(17,243)

Effect of Exchange Rate Changes on Cash	649	771

(Decrease) increase in cash and cash equivalents	(121,862)	76,561
Cash and cash equivalents at beginning of period	175,777	27,642

Cash and Cash Equivalents at End of Period	$53,915	$104,203